Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Willdan Group, Inc. on Form S-8 of our report dated March 7, 2019 on the 2018 consolidated financial statements of Willdan Group, Inc. and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Willdan Group, Inc. for the year ended December 28, 2018.

/s/ Crowe LLP

Sherman Oaks, California
June 28, 2019